Exhibit 5.2

SCHMID Group N.V. Robert-Bosch-Str. 32-36	June 17, 2026
72250 Freudenstadt, Germany	Our ref: 41-41076028

Filing of the Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as special U.S. counsel to you, SCHMID Group N.V., a public limited liability company (naamloze venootschap) incorporated under the laws of the Netherlands (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form F-1 (the “Registration Statement”) and the related prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of 4,958,481 of the Company’s ordinary shares with a nominal value €0.01 per share, which the Company has issued and sold to Anette Schmid, Christian Schmid, Christine Schmid and Schmid Grundstücke GmbH & Co KG to offset outstanding claims against the Company in an aggregate amount of EUR 30.75 million (the “Opinion Securities”).

For the purposes of this opinion letter we have examined such matters of fact and questions of law as we have considered appropriate and have reviewed the Documents (as defined in Annex A). With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;
b.	the legal capacity of natural persons;
c.	the authenticity of all documents submitted to us as originals;
d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies;

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e.

as to matters of fact, the truthfulness of the representations and warranties made or to be made (as applicable) by the parties to the Documents and the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company;

f.

the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization, (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Documents, and (iv) has the corporate power and authority to execute, deliver and perform all its obligations under the Documents; and

g.

neither the execution and delivery by the Company of the Documents nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Opinion Securities (i) conflicts or will conflict with the Company’s articles of association, (ii) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (iii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, (iv) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law (as defined below)), or (v) requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule, or regulation of any jurisdiction.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Opinion Securities, assuming the due authorization, execution and delivery of the Documents and the fulfilment of all obligations stated therein, constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York.

Our opinion set forth herein is subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) (a) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), (b) concepts of materiality, reasonableness, good faith and fair dealing, and (c) the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or

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contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

This opinion is rendered as of the date hereof, and we disclaim any undertaking to advise you hereafter of developments hereafter occurring or coming to our attention, whether or not the same would (if now existing and known to us) cause any change or modification herein.

The foregoing opinions are limited to the laws of the State of New York and the federal laws of the United Stated of America (the “Opined-on Law”) and we are expressing no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Clifford Chance PmbB

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Annex A

For the purposes of issuing this opinion letter we have reviewed

a.	Subscription Agreement dated April 24, 2026 between SCHMID Group N.V., Gebr. Schmid GmbH and Anette Schmid;
b.	Subscription Agreement dated April 24, 2026 between SCHMID Group N.V., Gebr. Schmid GmbH and Christian Schmid;
c.	Subscription Agreement dated April 24, 2026 between SCHMID Group N.V., Gebr. Schmid GmbH and Christine Schmid;
d.	Subscription Agreement dated April 24, 2026 between SCHMID Group N.V., Gebr. Schmid GmbH and Schmid Grundstücke GmbH & Co KG;
e.	Set-off Agreement dated April 24, 2026 between SCHMID Group N.V. and Anette Schmid;
f.	Set-off Agreement dated April 24, 2026 between SCHMID Group N.V. and Christian Schmid;
g.	Set-off Agreement dated April 24, 2026 between SCHMID Group N.V. and Christine Schmid;
h.	Set-off Agreement dated April 24, 2026 between SCHMID Group N.V. and Schmid Grundstücke GmbH & Co KG;
i.	Debt Assumption Agreement dated April 24, 2026 between SCHMID Group N.V., Gebr. Schmid GmbH and Anette Schmid;
j.	Debt Assumption Agreement dated April 24, 2026 between SCHMID Group N.V., Gebr. Schmid GmbH and Christian Schmid;
k.	Debt Assumption Agreement dated April 24, 2026 between SCHMID Group N.V., Gebr. Schmid GmbH and Christine Schmid; and
l.	Debt Assumption Agreement dated April 24, 2026 between SCHMID Group N.V., Gebr. Schmid GmbH and Schmid Grundstücke GmbH & Co KG

(all together the “Documents”).